Exhibit 21.01

SUBSIDIARIES OF

LINDE PLC AS OF AUGUST 7, 2017

Subsidiary	Jurisdiction of Incorporation
Linde Holding GmbH	Germany
Linde Intermediate Holding AG	Germany
Zamalight Holdco LLC	Delaware
Zamalight Subco, Inc.	Delaware